UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   September 9, 2011

Cal Dive International, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33206 (Commission File Number)	61-1500501 (IRS Employer Identification No.)

2500 CityWest Boulevard, Suite 2200 Houston, Texas (Address of principal executive offices)	77042 (Zip Code)

(713) 361-2600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)  On September 12, 2011, Cal Dive International, Inc. (the “Company”) announced that Scott T. Naughton, the Company’s Executive Vice President and Chief Operating Officer, has retired from the Company effective September 9, 2011.  As previously disclosed, the Company and Mr. Naughton are parties to a severance and change of control agreement, dated January 1, 2008, as amended, that provides him with certain benefits in connection with his departure from the Company.

(c) & (e)  The Company also announced that John R. Abadie, Jr., the Company’s current Senior Vice President - Operations - Western Hemisphere, has been named Executive Vice President and Chief Operating Officer, effective September 9, 2011.  Mr. Abadie has nearly 20 years of international and domestic offshore marine construction experience working for various companies.  Mr. Abadie, age 41, joined Cal Dive in December 2007. Prior to that, Mr. Abadie served in various management, project management and estimating positions with increasing levels of responsibility for Horizon Offshore, J. Ray McDermott, Inc. and Offshore Pipelines International. Mr. Abadie has a Bachelor of Science degree in Civil Engineering from Louisiana Tech University.

Effective on the date of his promotion, Mr. Abadie’s annual base salary was increased to $325,000.  In addition, although he already participated in the Company’s Annual Performance Bonus Plan, his participation interest in the plan was increased to reflect his promotion to executive officer status.  His target bonus opportunity for 2011 will be approximately $290,000, with a maximum potential payout of approximately $435,000.

The Company also announced that G. Kregg Lunsford, the Company’s current Executive Vice President - Strategy and Business Development, has been named Executive Vice President and Chief Strategy and Business Development Officer effective September 9, 2011.  Mr. Lunsford, age 42, has served as our Executive Vice President - Strategy and Business Development since May 2011.  He served as our Executive Vice President - Eastern Hemisphere from November 2009 until May 2011.  Prior to that, Mr. Lunsford served as our Executive Vice President, Chief Financial Officer and Treasurer since January 2006. Mr. Lunsford graduated magna cum laude from Sam Houston State University with a B.B.A. in Accounting in 1992 and is a certified public accountant.

Mr. Lunsford received no increase in compensation upon this appointment.  His annual base salary is $325,000, and his target bonus opportunity for 2011 is $290,000, with a maximum potential payout of $435,000.

Each of Messrs. Abadie and Lunsford is a party to a severance and change of control agreement, (the “Agreement”) that is substantially similar to the agreement executed with the Company’s other executive officers that will provide the executive with benefits upon a termination of employment under the following circumstances.  If, during the term of the Agreement, the executive terminates his employment for “good reason” or is terminated “without cause” prior to a change of control (as those terms are defined in the Agreement), he will (a) receive a lump sum payment equal to one times the sum of his then current annual base salary and a prorated portion of his target bonus for the year (based on the number of days in the year preceding the date of termination), (b) have accelerated vesting of any stock options, restricted stock or restricted stock units granted to him that were scheduled to vest by their terms within 12 months following the date of termination, and (c) continue to receive welfare plan and other benefits for a period of one year.

In the case of a termination of the executive’s employment without cause or if he terminates with good reason within two years after a change of control, he will (a) receive a lump sum payment equal to two times the sum of his then current base salary and target bonus for the year, (b) have accelerated vesting of all stock options, restricted stock and restricted stock units granted to him prior to the date of termination and (c) continue to receive welfare plan and other benefits for a period of two years.  In line with the Company’s strategy for new severance agreements, neither agreement requires the Company to pay the executive a tax gross-up payment should his total severance amount trigger an excise tax under Internal Revenue Code Section 4999.  Instead, the executive’s severance payments will be reduced to a level that does not trigger an excise tax if the net after-tax benefit of such reduction exceeds the net after-tax benefit if such reduction is not made.

Each Agreement also contains a non-competition covenant that prohibits the executive from engaging in any business that directly competes with the Company’s subsea marine construction business until the first or second anniversary date of his termination of employment (depending on the event of termination).

Each of Messrs. Abadie and Lunsford is also a party to an indemnity agreement with the Company, which is the same form of indemnity agreement executed by the Company’s other executive officers.  In addition, each executive will participate in all other benefit plans and programs on the same terms as the Company’s other executive officers.

A copy of the Company’s press release announcing these changes is attached as Exhibit 99.1 to this current report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)        Exhibits.

The exhibit to this current report on Form 8-K is listed in the Exhibit Index, which appears at the end of this report and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CAL DIVE INTERNATIONAL, INC.

By:	/s/ Brent D. Smith
Brent D. Smith Executive Vice President, Chief Financial Officer and Treasurer

Date:   September 13, 2011

Cal Dive International, Inc.

Exhibit Index

Exhibit
Number

99.1
Press release issued by Cal Dive International, Inc. on September 12, 2011, reporting the retirement of Scott T. Naughton and the appointments of John R. Abadie as the Company’s Executive Vice President and Chief Operating Officer and G. Kregg Lunsford as the Company’s Executive Vice President and Chief Strategy and Business Development Officer.